Exhibit 99.1

July 17, 2008

A. O. Smith reports record second quarter earnings of $1.06 per share; increases 2008 forecast to $2.70 - $2.85 per share

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced that second quarter earnings increased eighteen percent over second quarter 2007 results to $31.9 million while earnings per share increased twenty two percent to $1.06. Reported earnings in the quarter included a net benefit of $0.03 per share resulting from a cumulative currency translation gain related to the closure of the company’s operation in Budapest.

Sales for the quarter ended June 30 were $622.2 million, slightly higher than second quarter 2007 sales of $611.5 million.

“Our operating units are performing well in the most difficult economy in recent memory,” Paul W. Jones, chairman and chief executive officer, commented. “Operating margins in both businesses exceeded nine percent and we remain confident in our ability to manage the challenges associated with the weak housing market and relentlessly high raw material and energy prices. Because of that confidence and the strong performance in the second quarter, we have increased and narrowed our 2008 earnings forecast to $2.70 to $2.85 per share from our previous estimate of $2.60 to $2.80 per share.”

For the first six months of 2008, A.O. Smith earned $53.8 million or $1.78 per share on sales of $1.19 billion. For the same period in 2007, the company earned $46.5 million or $1.50 per share on similar sales volume.

Water Products Company

Second quarter sales in the company’s Water Products operation were $380.8 million, eight percent higher than the second quarter of 2007. Continued record-setting performance in China, strong sales of commercial product, and pricing actions related to higher costs for steel more than offset softness in the residential water heater market.

Sales in China of approximately $51 million in the Water Products segment increased more than thirty percent in the second quarter and are almost forty percent higher year-to-date. The company’s Chinese business is benefiting from increased unit volume and favorable currency adjustments. The current plant expansion project, to double capacity in Nanjing by the end of 2009, remains on schedule.

Water Products’ second quarter operating earnings were $36.3 million, slightly lower than the second quarter of 2007. Lower residential volumes and higher steel costs more than offset the strong growth in China, the higher sales of commercial product, and the impact from pricing actions. Operating profit margin declined to 9.5 percent from 10.4 percent last year.

As part of its strategy to extend its rapid growth in Asia, A. O. Smith began marketing residential water heaters in India during the second quarter, introducing glass-lined products specifically designed for consumers in that large and fast growing market. The company expects to begin manufacturing in Bangalore, India in 2010.

Electrical Products Company

Second quarter 2008 sales of $242.4 million at Electrical Products declined six percent compared with the same period last year. A sharp decline in unit volumes related to the soft housing market more than offset pricing actions related to higher costs for steel and copper.

Second quarter operating profit of $22.5 million increased twenty four percent compared with the second quarter of 2007. The increase in the seasonally strong operating profit resulted from improved commercial terms, including pricing, as well as favorable manufacturing cost absorption and ongoing cost reduction activities.

Operating profit margin was 9.3 percent compared to 7.0 percent in the second quarter of 2007.

The company’s margin enhancement program, including product standardization and asset optimization initiatives, continued to gain traction during the quarter. Electrical Products’ repositioning program remains on schedule and it anticipates related cost savings of $5 million in 2008 and annual savings of $20 million in 2009.

Outlook

“Our operating units are performing well in a very difficult environment, facing soft markets and record raw material costs. The performance during the first half of this year is a reflection of our ability to operate our plants efficiently, focus on cost containment, and recover increased raw material costs from our customers,” Jones commented.

“However, we expect to experience the full impact of sharply elevated steel costs during the second half of the year,” Jones continued. “That, combined with protracted weakness in the housing market, and the likelihood of weaker commercial construction, will make the next six months particularly challenging. Because of sharply higher raw material costs, we expect third quarter earnings to be significantly lower than the record $0.79 per share earned in the third quarter of 2007, which included a nonrecurring tax benefit of ten cents per share.”

“Having said that, we are increasing and narrowing our full year 2008 earnings forecast to $2.70 to $2.85 per share from our previous estimate of $2.60 to $2.80 per share, to reflect our strong performance during the first half of 2008. This estimate continues to include approximately $0.25 per share of expense related to restructuring in our Electrical Products business,” Jones concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; further weakening in housing construction; the potential for continued weakening in commercial construction; a slowdown in the Chinese economy; expected restructuring costs and savings realized; or adverse changes in general economic conditions.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward- looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2007 sales of $2.3 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2008	2007	2008	2007
Net sales	$622.2	$611.5	$1,193.6	$1,188.7
Cost of products sold	480.6	476.7	919.4	931.1

Gross profit	141.6	134.8	274.2	257.6

Selling, general and administrative	94.2	90.4	188.0	178.7
Restructuring and other charges	0.3	1.6	4.1	2.8
Interest expense	5.1	7.0	10.5	13.8
Other income	—	(0.5)	(0.1)	(0.3)

	42.0	36.3	71.7	62.6
Tax provision	10.0	9.3	17.7	16.1

Earnings before equity in loss of joint venture	32.0	27.0	54.0	46.5
Equity loss in joint venture	(0.1)	—	(0.2)	—

Net Earnings	$31.9	$27.0	$53.8	$46.5

Diluted Earnings Per Share of Common Stock	$1.06	$0.87	$1.78	$1.50
Average Common Shares Outstanding (000’s omitted)	30,250	30,999	30,236	31,002

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	June 30 2008	December 31 2007
ASSETS:

Cash and cash equivalents	$24.8	$37.2
Receivables	451.4	415.1
Inventories	300.9	261.8
Deferred income taxes	29.5	34.0
Other current assets	31.4	19.5

Total Current Assets	838.0	767.6

Net property, plant and equipment	415.0	421.1
Goodwill and other intangibles	598.1	599.5
Other assets	52.6	66.2

Total Assets	$1,903.7	$1,854.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$307.3	$305.6
Accrued payroll and benefits	47.0	48.4
Product warranties	39.5	35.9
Long-term debt due within one year	13.5	15.6
Other current liabilities	70.5	67.1

Total Current Liabilities	477.8	472.6

Long-term debt	367.3	379.6
Other liabilities	164.1	170.2
Pension liabilities	41.7	39.7
Deferred income taxes	32.4	34.5
Stockholders’ equity	820.4	757.8

Total Liabilities and Stockholders’ Equity	$1,903.7	$1,854.4

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Six Months ended June 30
	2008	2007
Operating Activities
Net Earnings	$53.8	$46.5

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	33.6	34.2
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(66.1)	(48.9)
Noncurrent assets and liabilities	(0.5)	5.6
Other	2.6	0.9

Cash Provided by Operating Activities	23.4	38.3

Investing Activities
Capital expenditures	(25.4)	(28.3)
Proceeds from sale of restricted marketable securities	12.0	—

Cash Used in Investing Activities	(13.4)	(28.3)

Financing Activities
Long-term debt incurred	—	9.1
Long-term debt repaid	(11.6)	(4.4)
Purchase of treasury stock	—	(5.2)
Net proceeds from stock option activity	—	5.2
Dividends paid	(10.8)	(10.4)

Cash Used in Financing Activities	(22.4)	(5.7)

Net increase / (decrease) in cash and cash equivalents	(12.4)	4.3
Cash and cash equivalents - beginning of period	37.2	25.8

Cash and Cash Equivalents - End of Period	$24.8	$30.1

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2008	2007	2008	2007
Net sales
Water Products	$380.8	$354.2	$732.9	$709.7
Electrical Products	242.4	258.5	462.9	481.5
Inter-Segment Sales	(1.0)	(1.2)	(2.2)	(2.5)

	$622.2	$611.5	$1,193.6	$1,188.7

Operating earnings
Water Products (1)	$36.3	$37.0	$72.3	$71.2
Electrical Products (2)	22.5	18.2	33.6	28.4
Inter-Segment earnings	—	—	(0.1)	(0.1)

	58.8	55.2	105.8	99.5

Corporate expenses (3)	(11.8)	(11.9)	(23.8)	(23.1)
Interest expense	(5.1)	(7.0)	(10.5)	(13.8)

Earnings before income taxes	41.9	36.3	71.5	62.6

Tax provision	10.0	9.3	17.7	16.1

Net Earnings	$31.9	$27.0	$53.8	$46.5

(1) includes equity loss in joint venture of:	$(0.1)	$—	$(0.2)	$—
(2) includes pretax restructuring and other charges of:	$—	$0.1	$3.8	$1.3
(3) includes pretax restructuring and other charges of:	$0.3	$1.5	$0.3	$1.5